September 19, 2003



Dear Shareholder,

Thank you for your support of Viseon by the continuing ownership of our shares. Since my last letter, we believe we have made significant progress. There are many challenges ahead, but overall we are pleased with the initial reactions to the test marketing of our new, patented VisiFone(TM). New additions to our patent portfolio in the U.S. and in Europe should give us additional licensing opportunities.

Viseon's financial restructuring is in process. Our new VisiFone broadband videophone continues to receive positive reviews in trials at the largest broadband providers such as Charter, SBC and many others. Broadband industry publications such as Cable World and MultiChannel News have been following our progress with interest. And this fall, a number of national and local publications and TV programs are expected to feature consumers' growing excitement about the VisiFone.

Marketing Partner Progress

Our primary focus is on developing cost-effective marketing and distribution channels to reach the 20+ million U.S. consumer broadband subscribers. This prospect list is projected to grow to 44 million in 2006. Worldwide broadband users are expected to reach 170 million users in a similar time-frame. The VisiFone is a compelling, new use for broadband.

We feel that the most efficient way to reach this audience is through partnerships with the major residential broadband providers. For example, a cable company can offer a VisiFone on the same basis as they provide the settop cable converters; no money down with a monthly addition to the cable bill of $10 to $20. Brian Roberts, the CEO of Comcast, the nation's largest broadband provider, even mentioned their video telephony initiative in a recent issue of Fortune Magazine.

In addition, we have begun to sell the VisiFone to our traditional corporate client base including Charles Schwab, Parker Drilling, Universal Health Care and FOX TV. We have also made inroads into the large market of education with sales to the University of Iowa, University of New York and others.

Public Relations Efforts on VisiFone Start this Month

In the coming weeks we expect to begin seeing the results of our recently announced public relations campaign for the VisiFone. This project has already resulted in test unit requests from Fortune, Forbes, The Wall Street Journal, Newsweek, USA Today, AARP Magazine, The Today Show, ABC and several other national media outlets. There is no assurance that this will result in stories, but we feel that the product sells itself. Once you see the quality of the VisiFone video and hear the audio, you will believe in our mission!

If you would like to see the VisiFone on television, watch Spike TV (formerly
TNN) on September 23, 2003 and watch our web site for other expected prominent placements. We also hope to see the VisiFone used in several national television and local news programs in regular use as a part of the show. Our announcement this week about Mentorn's interest is hopefully just the beginning.

Consumer Broadband Adoption Growing Very Rapidly

Broadband Internet access appears to be the most rapidly adopted consumer technology in history, far surpassing even cell phones, VCRs, fax machines, DVD players and digital cameras. Over 37% of American home Internet users are now using broadband. This is expected to increase to over 50% in the U.S. in 2004. New U.S. DSL and cable modem subscribers are growing at a rate of 125,000 new subscribers per week. Some DSL providers now offering broadband service for less than $30 per month. The VisiFone is a new and compelling application for all broadband subscribers. With a VisiFone they can make FREE audio and video calls in TV quality for FREE, anywhere in the world. The VisiFone retail price has been reduced to $599.00 and we expect to see more rapid sales growth in the near future.

Patent Prospects Improving

We believe that our most valuable asset is our intellectual property portfolio. Our European patents, originally filed on September 7, 1995 have finally been allowed and our five U.S. patents appear to be growing in value. Broadband video communication is growing in all sectors including corporate usage (such as by Polycom which licensed our first two U.S. patents), government purchases, 3G wireless video telephony and of course consumer broadband video communications. Even the low bandwidth, poor video POTS phones such as the Beamer are getting a lot of interest in national publications

Apple has recently entered the broadband video market and Hutchison Whampoa has already ordered over 2,000,000 3G videophones for deployment on their networks. Over 500,000 of these have been delivered since March of this year in Europe. We anticipate that additional litigation and/or licensing discussions with a significant number of infringers will begin shortly, and that our list of potential licensees is growing as more companies enter the 3G-handset market. About 450,000,000 cell phones will be sold worldwide this year. The new 3G high-speed wireless networks are marketed to consumers with one of the primary benefits being video calling. As 3G becomes more common (it is launching in the U.S. this month) we expect to see other players offer video telephony enabled handsets. Some companies planning to deliver video telephony handsets include Sanyo, NEC, Fujitsu and Motorola, Nokia, Alcatel, Sony/Ericsson and many others. There is, of course, no assurance that we will prevail in any litigation or licensing demands.

To quantify what this might mean for Viseon, review Forgent (Nasdaq: FORG), a former customer and competitor and current patent infringement defendant. On one digital imaging patent alone, Forgent has collected almost $100,000,000 in patent licensing fees in less than two years. There is, of course, no assurance that we will experience these type of results.

Other companies primarily in the video communication space are experiencing significant increases in their share prices. For comparison, review ON2 (Amex:
ONT).

The new awareness of the value of patents may also be helpful to Viseon. Recent judgments against Microsoft and RIM (Blackberry) and the suits ongoing with SCO and IBM are bringing the values of patents to the top of investor's minds.

Since patent litigation requires prodigious amounts of cash on both sides, Viseon has retained the law firm of McKool, Smith PC to license and or litigate with infringers on a full contingency basis. This gives us confidence that our patents have significant value. Note that McKool Smith was also selected by Cisco as its counsel in one of its most important patent litigation suits.

Paul Allen's Vulcan Tests

As we announced, Paul Allen's Vulcan Ventures purchased 50+ VisiFones to conduct a consumer use test. The test data is being completed and we will be reviewing the findings of Vulcan's consultants in September. Initial responses are that the consumers loved their VisiFones!

Financial Restructuring Almost Complete
Viseon is currently a very lean operation. We have outsourced many of our engineering, development and even sales functions. This has enabled us to survive a very tumultuous technology and capital market. As we announced in July, our debt to banks is now zero. Virtually all of our secured debt is now held by large shareholders. Significant revenues will hopefully begin shortly.

Corporate Governance and New Advisory Board
As you are aware, we are very lucky to have a stable and experienced Board of Directors. W.R. Howell for example, who has served on the Viseon Board since 2001, is also on the Boards of ExxonMobil, Pfizer, Halliburton and AEP. We have also just announced the formation of an Advisory Board. This board will consist of individuals that can bring specific expertise and experience to Viseon on a regular basis, without having to make the significant time commitments involved in a full board position.


VisiFone via Satellite and Wireless
You may have seen live video reports from the Iraq war coverage on the major news channels. Most of these delivered very grainy, choppy fuzzy video images and delayed audio. Now thanks to our partnership with Sea Tel, the leading provider of satellite communications technology, users of the VisiFone on the new Sea Tel 4003 system can now get full motion, TV quality video capabilities from virtually anywhere in the world.

We expect that the VisiFone will be exhibited at most of the major yacht and offshore oil exploration expositions around the world. Look for the VisiFone at the Monte Carlo Yacht Show this month, the Ft. Lauderdale Boat Show in October and the Antigua Charter Show in December. While we do not anticipate this to be a large volume sector in itself, we are pleased that the VisiFone will gain valuable exposure to very high-income potential buyers. We have also tested the VisiFone on a variety of wireless home and corporate networks with outstanding results.

Try a VisiFone Yourself; Seeing is Believing!

As a shareholder of Viseon, you owe it to yourself to experience the VisiFone. Normally a pair of VisiFones would cost $1,198. If you order by October 15, 2003 they are only $998 a pair for current shareholders. While we know that you will love the TV-quality of the video, they of course come with our NO RISK, 30-Day Money Back Guarantee. This may be a good time to re-evaluate your position and consider adding to it.

If you would like to learn more about Viseon and our progress, please visit our updated web site at www.viseon.com and sign up for the investor email alerts. Or please feel free to give us a call at any time. Even though this has been a very difficult period for most technology companies, we believe that Viseon will become a more valuable part of your securities portfolio in the very near future.

Cordially,



John Harris
President and CEO


FORWARD LOOKING INFORMATION
Information in this letter includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements regard (among other things) future revenues resulting from our intellectual property whether from licensing or litigation, future publicity regarding our products or the results from our publicity including increased sales and revenues, future increases in broadband users, and the future value of our stock as a part of your portfolio. All such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability to secure and satisfy customers, the availability and cost of materials from suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time as set forth in applicable SEC filings. For more information on Viseon, Inc. visit www.viseon.com